Exhibit 99.1

SpartanNash Announces Second Quarter Fiscal 2018 Financial Results

Net Sales Increase Driven by Continued Strong Growth in Our Distribution Businesses of 4.2%

Second Quarter EPS from Continuing Operations of $0.50 per Diluted Share, Including $0.06 in Estimated Losses Associated with Voluntary Product Recall

GRAND RAPIDS, MICHIGAN – August 15, 2018 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 12-week second quarter and 28-week period ended July 14, 2018.

Consolidated net sales for the second quarter increased $39.8 million, or 2.1%, to $1.90 billion from $1.86 billion in the prior year quarter(1). The increase in net sales was driven by continued sales growth in the food distribution and military segments of 4.3% and 3.9%, respectively, partially offset by lower sales at retail.

“We continue to make progress towards our long-term strategic objective of becoming a growth company focused on developing a national, highly efficient distribution platform that services a diverse customer base and is known for solving unique and complex logistical issues. Our business will be driven by an efficient and versatile supply chain that services our highly complementary business units of food distribution, military distribution and retail. In line with our strategy, the food distribution and military segments completed another quarter of strong sales growth and we realized sequential improvements in comparable store sales at retail for the second consecutive quarter as we enhance and develop innovative solutions for our diverse customer base. As a result, we remain excited about the opportunities to grow our business, despite a difficult operating environment,” said David Staples, President and Chief Executive Officer.

Gross profit for the second quarter of fiscal 2018 was $265.7 million, or 14.0% of net sales, compared to $271.0 million, or 14.6% of net sales, in the prior year quarter. As a percent of net sales, the change in gross margin was primarily due to an increased mix of Food Distribution and Military sales as a percentage of the total sales combined with investments in margin.

Reported operating expenses for the second quarter were $235.8 million, or 12.4% of net sales, compared to $232.1 million, or 12.5% of net sales, in the prior year quarter. The decrease in expenses as a rate of sales compared to the prior year quarter was primarily attributable to a shift in the mix of business operations to segments with lower operating expense rates, cost-saving initiatives and gains on sales of real estate, partially offset the reinvestment of some of our tax savings and certain higher operating expenses.

The Company reported operating earnings of $29.8 million compared to $38.9 million in the prior year quarter. The decrease was attributable to the items noted above. Non-GAAP adjusted operating earnings(2) were $41.4 million in the prior year quarter. Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Adjusted EBITDA(3) was $49.7 million compared to $61.9 million in the prior year quarter due to the factors mentioned above.

The Company reported second quarter earnings from continuing operations of $17.8 million, or $0.50 per diluted share, compared to $21.1 million, or $0.56 per diluted share, in the prior year quarter. The decrease reflects the previously mentioned factors, including $0.06 per diluted share in estimated losses associated with the voluntary product recall discussed further below, as well as higher interest expense associated with the Company’s borrowings, partially offset by lower income tax expense. Adjusted earnings from continuing operations(4) for the second quarter were $17.9 million, or $0.50 per diluted share, compared to $22.6 million, or $0.60 per diluted share, in the prior year quarter. Adjusted earnings from continuing operations exclude net after-tax charges of $0.04 per diluted share in the prior year quarter primarily related to restructuring, merger/acquisition and integration and Caito Fresh Kitchen start-up costs. There was no material impact from net adjustments in this year’s second quarter.

Food Distribution Segment

Net sales for the food distribution segment increased $38.6 million, or 4.3%, to $941.7 million from $903.1 million in the prior year quarter, primarily due to sales growth from new and existing customer programs, partially offset by reduced sales volume as a result of the product recall.

Reported operating earnings for the food distribution segment were $18.7 million compared to $23.2 million in the prior year quarter. The decrease in reported operating earnings was primarily attributable to product recall expenses, lower inflation, higher healthcare costs and higher transportation and warehousing costs resulting from the rapid expansion of volumes in certain of our regions. Second quarter adjusted operating earnings(5) were $19.8 million compared to $25.8 million in the prior year quarter. Second quarter adjusted operating earnings in the current year exclude $1.1 million of pre-tax charges primarily related to merger/acquisition and integration. Adjusted operating earnings in the prior year quarter exclude $2.6 million of start-up costs associated with the Fresh Kitchen, merger/acquisition and integration and warehouse closing costs.

In June 2018, Caito Foods (“Caito”) announced a voluntary product recall for certain fresh-cut products produced at the Caito facility in Indianapolis, Indiana, and the Company temporarily suspended production and distribution of the recalled products due to potential contamination with salmonella. Testing was performed within the manufacturing environment by third party food safety experts as well as the Food and Drug Administration (“FDA”) and no evidence of salmonella contamination was detected in any of the tests. The Company recognized $2.9 million in pre-tax estimated losses, or $0.06 per diluted share after taxes, associated with the product recall primarily related to the disposal of product, decreased efficiencies and increased production and other costs.

“The voluntary product recall at Caito negatively impacted both our sales growth and profitability in food distribution during the quarter,” added Mr. Staples. “We continue to focus on being a best-in-class producer, working to ensure our suppliers are leaders in food safety and that consumers are provided the highest quality fresh products. It is worth noting that not one of the over 500 tests taken by the various parties showed positive evidence of salmonella. I believe these results are a testament to our commitment to operating a high quality manufacturing process.”

Mr. Staples commented, “Additionally, to support the rapid growth of our customers in certain regions of our distribution business and maintain our high level of customer service, we incurred higher than anticipated supply chain costs during the second quarter. We are confident in our ability to execute the plans to begin mitigating these short-term challenges within our supply chain network during the second half of the year and look forward to increasing contribution margins on this growing business.”

Military Segment

Net sales for the military segment increased $18.6 million, or 3.9%, to $489.7 million from $471.1 million in the prior year quarter. The increase was primarily due to the commissary business in the Southwest obtained in last year’s third quarter and incremental volume from the private brand program, partially offset by lower comparable sales at Defense Commissary Agency (“DeCA”) operated locations.

Reported operating earnings for the military segment increased to $3.1 million from $2.5 million in the prior year quarter. The increase was primarily attributable to sales growth, margin improvements and a gain on the sale of real estate, partially offset by higher transportation, warehousing and healthcare costs. Second quarter adjusted operating earnings(5) were $2.3 million compared to $2.5 million in the prior year quarter. Second quarter adjusted operating earnings in the current year exclude $0.8 million of pre-tax gains primarily related to the aforementioned sale of real estate.

Retail Segment

Net sales for the retail segment were $464.6 million in the second quarter compared to $482.0 million in the prior year quarter. The decrease in net sales was primarily attributable to $15.5 million in lower sales resulting from the closure and sale of retail stores, as well as a 1.9% decrease in comparable store sales, which exclude fuel. These decreases were partially offset by higher fuel sales compared to the prior year quarter.

The Company reported operating earnings for the retail segment of $8.0 million compared to $13.2 million in the prior year quarter. The decrease in reported operating earnings was primarily attributable to the re-investments of tax savings in margin and store labor, lower comparable store sales and higher fees paid to pharmacy benefit managers, partially offset by the closure of underperforming stores. Adjusted operating earnings(5) were $7.7 million compared to $13.1 million in the prior year quarter due to the factors mentioned previously. Second quarter adjusted operating earnings(5) in the current year exclude $0.3 million of pre-tax gains primarily associated with restructuring activities and $0.1 million of pre-tax gains in the prior year’s second quarter.

During the second quarter, as part of its retail store rationalization plan, the Company closed one retail store and sold one retail store, ending the quarter with 140 corporate owned retail stores compared to 151 stores for the prior year quarter.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the first half of fiscal 2018 was $104.3 million, compared to $38.4 million in operating activities in the prior year. The change was primarily due to the timing of working capital requirements, particularly improvements in inventory and accounts receivable, compared to the prior year.

In the first half of fiscal 2018, the Company returned $33.0 million to shareholders, including $13.0 million in cash dividends and $20.0 million in share repurchases of its common stock. As of July 14, 2018, the Company had $45.0 million available for future repurchases.

Outlook

Mr. Staples continued, “We expect to see continued strong distribution sales growth during the back half of fiscal 2018 and into 2019. As I stated previously, we remain excited about our long-term strategic objectives as we continue to build our distribution businesses, move forward with the rebranding of our Family Fare banner and grow our fresh product offering.  However, we will continue to face some challenges as we move into the second half of the year. Within our military segment, all parties are very pleased with the performance of the private brand products released to-date, and we continue to expect growth for the remainder of this year and significant growth in fiscal 2019. However, the release of new products under the program for the back half of the year is now expected to be much slower than our original plan for fiscal 2018. We also anticipate lower sales and profit growth than originally expected from our food processing operations. Despite strong interest in our offerings, the new business development timeline is taking longer than anticipated and production efficiency improvements are running behind plan partially due to disruption caused by the voluntary product recall. Lastly, within the food distribution segment, the roll out of one of our significant customer programs is taking longer than our initial expectations.  While this program has now launched, and we believe it will provide substantial volume going forward, the volume and profit contributions to the business for the second half of 2018 will be below our initial forecast. We expect all of these efforts to benefit our fiscal 2019 results.”

The Company is updating its guidance for the remainder of fiscal 2018 primarily due to the above noted headwinds. Food distribution sales are expected to grow at an even stronger rate during the second half, while military sales become slightly negative as we cycle the new business obtained in the prior year’s third quarter. We also expect the retail segment sales trend to continue improving over the second half of the year as we remodel and launch more stores with our repositioning and also begin inserting elements of the repositioning into additional stores. For fiscal 2018, the Company anticipates adjusted earnings per share from continuing operations(6) of approximately $1.96 to $2.08, including the $0.06 loss associated with the recall and excluding merger/acquisition and integration expenses, restructuring charges and other adjusted items of $8.7 million to $9.2 million after tax, compared to $2.10 in the prior year. The Company anticipates that reported earnings from continuing operations will be in the range of approximately $1.69 to $1.84 per diluted share, compared to a loss from continuing operations of $(1.41) per diluted share in the prior year. The adjusted guidance reflects an effective tax rate of 23.0% to 24.0% for fiscal 2018 and the reported guidance reflects an effective tax rate of 22.0% to 23.0%.

The Company continues to expect capital expenditures for fiscal year 2018 to be in the range of $64.0 million to $70.0 million, with depreciation and amortization of approximately $82.0 million to $86.0 million, and total interest expense of approximately $28.5 million to $29.5 million.

Conference Call

A telephone conference call to discuss the Company’s second quarter of fiscal 2018 financial results is scheduled for Thursday, August 16, 2018 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as premier fresh produce distribution and fresh food processing. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain, Djibouti and Egypt. SpartanNash currently operates 140 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Market, VG’s Grocery, Dan’s Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "outlook," "believe," "anticipates," "continue," "expects," "guidance," "trend," “on track,” “encouraged” or "plan" or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) Net sales reflect the adoption of the new revenue recognition standard on the first day of the first quarter, December 31, 2017. Under the new accounting standard, certain contracts in the food distribution segment are reported on a net basis compared to previously being reported on a gross basis. As the new accounting standard was adopted on a full retrospective basis, the aforementioned amounts refer to the prior period’s results as if the new revenue recognition standard was in effect in both periods. The decreases to net sales and cost of sales were $38.5 million and $87.3 million, respectively, for the 12 and 28 weeks for the period ended July 15, 2017.

(2) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided below.

(4) A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided below.

(5) A reconciliation of operating earnings to adjusted operating earnings by segment, a non-GAAP financial measure, is provided below.

(6) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Katie Turner	Partner, ICR	(646) 277-1228

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	12 Weeks Ended			28 Weeks Ended
	July 14,		July 15,	July 14,		July 15,
(In thousands, except per share amounts)	2018		2017	2018		2017
Net sales	$1,895,953		$1,856,199	$4,281,026		$4,209,901
Cost of sales	1,630,293		1,585,173	3,672,152		3,581,499
Gross profit	265,660		271,026	608,874		628,402

Operating expenses
Selling, general and administrative	236,202		231,532	545,261		554,311
Merger/acquisition and integration	804		622	3,010		4,638
Restructuring gains and asset impairment	(1,164)		(14)	5,037		1,008
Total operating expenses	235,842		232,140	553,308		559,957

Operating earnings	29,818		38,886	55,566		68,445

Other expenses and (income)
Interest expense	6,969		5,682	15,747		12,997
Other, net	(236)		(123)	(461)		(313)
Total other expenses, net	6,733		5,559	15,286		12,684

Earnings before income taxes and discontinued operations	23,085		33,327	40,280		55,761
Income tax expense	5,247		12,267	10,007		19,636
Earnings from continuing operations	17,838		21,060	30,273		36,125

Loss from discontinued operations, net of taxes	(66)		(31)	(158)		(71)
Net earnings	$17,772		$21,029	$30,115		$36,054

Basic earnings per share:
Earnings from continuing operations	$0.50		$0.56	$0.84		$0.96
Loss from discontinued operations	(0.01)	*	—	(0.01)	*	—
Net earnings	$0.49		$0.56	$0.83		$0.96

Diluted earnings per share:
Earnings from continuing operations	$0.50		$0.56	$0.84		$0.96
Loss from discontinued operations	(0.01)	*	—	(0.01)	*	(0.01)
Net earnings	$0.49		$0.56	$0.83		$0.95

Weighted average shares outstanding:
Basic	35,928		37,809	36,075		37,742
Diluted	35,940		37,832	36,087		37,787

* Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 14,	July 15,
(In thousands)	2018	2017
Assets
Current assets
Cash and cash equivalents	$15,913	$22,726
Accounts and notes receivable, net	355,050	349,279
Inventories, net	562,443	555,578
Prepaid expenses and other current assets	43,713	32,712
Property and equipment held for sale	8,654	173
Total current assets	985,773	960,468

Property and equipment, net	581,824	621,618
Goodwill	178,648	366,636
Intangible assets, net	131,159	130,048
Other assets, net	133,408	119,765

Total assets	$2,010,812	$2,198,535

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$364,700	$394,276
Accrued payroll and benefits	59,155	60,363
Other accrued expenses	46,725	41,166
Current maturities of long-term debt and capital lease obligations	7,793	19,001
Total current liabilities	478,373	514,806

Long-term liabilities
Deferred income taxes	49,128	137,219
Postretirement benefits	16,263	16,689
Other long-term liabilities	39,718	39,496
Long-term debt and capital lease obligations	702,864	641,257
Total long-term liabilities	807,973	834,661

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,934 and 37,536 shares outstanding	482,330	522,046
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(14,989)	(11,392)
Retained earnings	257,125	338,414
Total shareholders’ equity	724,466	849,068

Total liabilities and shareholders’ equity	$2,010,812	$2,198,535

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	28 Weeks Ended
(In thousands)	July 14, 2018	July 15, 2017
Cash flow activities
Net cash provided by operating activities	$104,300	$38,357
Net cash used in investing activities	(28,141)	(247,801)
Net cash (used in) provided by financing activities	(75,771)	207,796
Net cash (used in) provided by discontinued operations	(142)	23
Net increase (decrease) in cash and cash equivalents	246	(1,625)
Cash and cash equivalents at beginning of the period	15,667	24,351
Cash and cash equivalents at end of the period	$15,913	$22,726

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(Unaudited)

	12 Weeks Ended				28 Weeks Ended
(In thousands)	July 14, 2018		July 15, 2017		July 14, 2018		July 15, 2017
Food Distribution Segment:
Net sales	$941,702	49.7%	$903,126	48.6%	$2,096,913	49.0%	$2,017,274	47.9%
Operating earnings	18,724		23,176		43,245		48,447
Military Segment:
Net sales	489,654	25.8%	471,077	25.4%	1,153,274	26.9%	1,114,390	26.5%
Operating earnings	3,099		2,501		4,612		3,381
Retail Segment:
Net sales	464,597	24.5%	481,996	26.0%	1,030,839	24.1%	1,078,237	25.6%
Operating earnings	7,995		13,209		7,709		16,617
Total:
Net sales	$1,895,953	100.0%	$1,856,199	100.0%	$4,281,026	100.0%	$4,209,901	100.0%
Operating earnings	29,818		38,886		55,566		68,445

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), adjusted operating earnings, adjusted earnings from continuing operations, and total net long-term debt. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers.  These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude start-up costs associated with the new Fresh Kitchen operation through the start-up period, which concluded during the first quarter. The Fresh Kitchen is a newly constructed facility that provides the Company with the ability to process, cook, and package fresh protein-based foods and complete meal solutions. Given the Fresh Kitchen represents a new line of business for the Company, the start-up activities associated with testing, training, and preparing the Fresh Kitchen for production, as well as incorporating the related operations into the business, are considered “non-operational” or “non-core” in nature. The retirement stock compensation award represents incremental compensation expense in connection with an executive retirement that is also considered “non-operational” or “non-core” in nature.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Net earnings	$17,772	$21,029	$30,115	$36,054
Loss from discontinued operations, net of tax	66	31	158	71
Income tax expense	5,247	12,267	10,007	19,636
Other expenses, net	6,733	5,559	15,286	12,684
Operating earnings	29,818	38,886	55,566	68,445
Adjustments:
LIFO expense	155	692	1,695	2,282
Depreciation and amortization	19,007	19,018	44,025	44,099
Merger/acquisition and integration	804	622	3,010	4,638
Restructuring (gains) charges and asset impairment	(1,164)	(14)	5,037	1,008
Fresh Kitchen start-up costs (1)	—	1,854	1,366	4,602
Stock-based compensation	976	1,139	6,267	7,491
Other non-cash charges (gains)	94	(300)	(105)	(523)
Adjusted EBITDA	$49,690	$61,897	$116,861	$132,042
Reconciliation of operating earnings to adjusted EBITDA by segment:
Food Distribution:
Operating earnings	$18,724	$23,176	$43,245	$48,447
Adjustments:
LIFO (benefit) expense	(82)	380	683	1,263
Depreciation and amortization	7,318	6,827	16,639	15,429
Merger/acquisition and integration	745	468	2,940	4,315
Restructuring charges and asset impairment	100	301	1,360	901
Fresh Kitchen start-up costs (1)	—	1,854	1,366	4,602
Stock-based compensation	441	551	2,968	3,511
Other non-cash charges (gains)	205	(1)	420	46
Adjusted EBITDA	$27,451	$33,556	$69,621	$78,514
Military:
Operating earnings	$3,099	$2,501	$4,612	$3,381
Adjustments:
LIFO (benefit) expense	(26)	84	399	392
Depreciation and amortization	2,763	2,607	6,441	6,046
Merger/acquisition and integration	—	—	4	—
Restructuring gains	(830)	—	(830)	—
Stock-based compensation	220	165	1,025	1,127
Other non-cash gains	(77)	(14)	(149)	(16)
Adjusted EBITDA	$5,149	$5,343	$11,502	$10,930
Retail:
Operating earnings	$7,995	$13,209	$7,709	$16,617
Adjustments:
LIFO expense	263	228	613	627
Depreciation and amortization	8,926	9,584	20,945	22,624
Merger/acquisition and integration	59	154	66	323
Restructuring (gains) charges and asset impairment	(434)	(315)	4,507	107
Stock-based compensation	315	423	2,274	2,853
Other non-cash gains	(34)	(285)	(376)	(553)
Adjusted EBITDA	$17,090	$22,998	$35,738	$42,598

(1)  Fresh Kitchen operations were no longer treated as start-up midway through the first quarter of fiscal 2018.

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Operating earnings	$29,818	$38,886	$55,566	$68,445
Adjustments:
Merger/acquisition and integration	804	622	3,010	4,638
Restructuring (gains) charges and asset impairment	(1,164)	(14)	5,037	1,008
Fresh Kitchen start-up costs (1)	—	1,854	1,366	4,602
Stock compensation associated with executive retirement	—	—	—	1,172
Severance associated with cost reduction initiatives	344	21	618	24
Adjusted operating earnings	$29,802	$41,369	$65,597	$79,889
Reconciliation of operating earnings to adjusted operating earnings by segment:
Food Distribution:
Operating earnings	$18,724	$23,176	$43,245	$48,447
Adjustments:
Merger/acquisition and integration	745	468	2,940	4,315
Restructuring charges and asset impairment	100	301	1,360	901
Fresh Kitchen start-up costs (1)	—	1,854	1,366	4,602
Stock compensation associated with executive retirement	—	—	—	591
Severance associated with cost reduction initiatives	258	21	451	22
Adjusted operating earnings	$19,827	$25,820	$49,362	$58,878
Military:
Operating earnings	$3,099	$2,501	$4,612	$3,381
Adjustments:
Merger/acquisition and integration	—	—	4	—
Restructuring gains	(830)	—	(830)	—
Stock compensation associated with executive retirement	—	—	—	147
Severance associated with cost reduction initiatives	18	—	70	1
Adjusted operating earnings	$2,287	$2,501	$3,856	$3,529
Retail:
Operating earnings	$7,995	$13,209	$7,709	$16,617
Adjustments:
Merger/acquisition and integration	59	154	66	323
Restructuring (gains) charges and asset impairment	(434)	(315)	4,507	107
Stock compensation associated with executive retirement	—	—	—	434
Severance associated with cost reduction initiatives	68	—	97	1
Adjusted operating earnings	$7,688	$13,048	$12,379	$17,482

(1)  Fresh Kitchen operations were no longer treated as start-up midway through the first quarter of fiscal 2018.

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	July 14, 2018		July 15, 2017
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$17,838	$0.50	$21,060	$0.56
Adjustments:
Merger/acquisition and integration	804		622
Restructuring gains and asset impairment	(1,164)		(14)
Fresh Kitchen start-up costs (1)	—		1,854
Severance associated with cost reduction initiatives	344		21
Total adjustments	(16)		2,483
Income tax effect on adjustments (2)	48		(932)
Total adjustments, net of taxes	32	—	1,551	0.04
Adjusted earnings from continuing operations	$17,870	$0.50	$22,611	$0.60

	28 Weeks Ended
	July 14, 2018		July 15, 2017
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$30,273	$0.84	$36,125	$0.96
Adjustments:
Merger/acquisition and integration	3,010		4,638
Restructuring charges and goodwill/asset impairment	5,037		1,008
Fresh Kitchen start-up costs (1)	1,366		4,602
Severance associated with cost reduction initiatives	618		24
Stock compensation associated with executive retirement	—		1,172
Total adjustments	10,031		11,444
Income tax effect on adjustments (2)	(2,388)		(4,295)
Total adjustments, net of taxes	7,643	0.21	7,149	0.19
Adjusted earnings from continuing operations	$37,916	$1.05	$43,274	$1.15

(1)  Fresh Kitchen operations were no longer treated as start-up midway through the first quarter of fiscal 2018.

(2)  The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustment.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(Unaudited)

	July 14,	December 30,
(In thousands)	2018	2017
Current maturities of long-term debt and capital lease obligations	$7,793	$9,196
Long-term debt and capital lease obligations	702,864	740,755
Total debt	710,657	749,951
Cash and cash equivalents	(15,913)	(15,667)
Total net long-term debt	$694,744	$734,284

Notes: Total net debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Total net debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending December 29, 2018
	Low	High
Earnings from continuing operations	$1.69	$1.84
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.08	0.07
Restructuring and asset impairment	0.16	0.15
Fresh Kitchen start-up costs	0.03	0.03
Severance associated with cost reduction initiatives	0.02	0.02
Tax planning initiatives	(0.02)	(0.03)
Adjusted earnings from continuing operations	$1.96	$2.08